EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class B Ordinary Shares, $0.05 nominal value per share, of Brera Holdings PLC, and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Anatole Investment Management Limited

Date: November 13, 2025	By:	/s/ Gary Lee
Name: Gary Lee
Title: Director

Anatole Holding Company

Date: November 13, 2025	By:	/s/ Gary Lee
Name: Gary Lee
Title: Director

Date: November 13, 2025	/s/ Xiaofan Yang
Xiaofan Yang